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                                                                    Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------

                                         Six Months Ended
                                             June 30                      Years Ended December 31,
                                             -------        ---------------------------------------------------
                                         2001       2000      2000       1999       1998       1997       1996
                                         ----       ----      ----       ----       ----       ----       ----
Fixed charges:
Interest and related charges on
   debt and redeemable
   preferred stock dividends of
   subsidiaries                         $   107   $   106   $   210    $   150    $   133    $   190    $   166
Portion of rentals deemed to be
   interest                                 165       125       319        352        301        217        219
                                        -------   -------   -------    -------    -------    -------    -------
Total fixed charges                         272       231       529        502        434        407        385
                                        -------   -------   -------    -------    -------    -------    -------

Earnings available for fixed charges:

Income before income taxes and
   cumulative effect of a
   change in accounting
   principle                              1,196       849     1,800        658      1,134      1,142        674
Minority interest in
   consolidated subsidiaries
   and (income) losses of
   equity investees                          --        --        (4)        (7)       (12)        (9)        --
                                        -------   -------   -------    -------    -------    -------    -------
Subtotal                                  1,196       849     1,796        651      1,122      1,133        674
Total fixed charges per above               272       231       529        502        434        407        385
                                        -------   -------   -------    -------    -------    -------    -------
Earnings available for fixed
   charges                              $ 1,468   $ 1,080   $ 2,325    $ 1,153    $ 1,556    $ 1,540    $ 1,059
                                        =======   =======   =======    =======    =======    =======    =======

Ratio of earnings to fixed
   charges                                  5.4       4.7       4.4        2.3        3.6        3.8        2.8
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